Exhibit R

NEW BEAUTY HOLDINGS LIMITED

(新美控股有限公司)

PROMISSORY NOTE

US10,000,000	Date:

FOR VALUE RECEIVED, the undersigned, New Beauty Holdings Limited (新美控股有限公司) (the “Issuer”), a limited liability company organized and existing under the laws of the British Virgin Islands with 1% of its issued and outstanding shares owned by Mr. Hongxing Qian and 99% of its issued and outstanding shares owned by Mr. Xiaofeng Ma (the “Founder”), a citizen of the People’s Republic of China (the “PRC”) with the PRC identity card number 110102196310212334, hereby promises to pay, subject to the terms and conditions of this Promissory Note (this “Note”), to the order of Crystal Magic Brands Limited (together with any transferee, the “Holder”), the principal amount of ten million United States Dollars (US10,000,000) (the “Principal Amount”).  The Principal Amount and interest on this Note shall be due and payable as set forth below.

This Note is issued pursuant to, and in accordance with, the Note Purchase Agreement, dated February 6, 2018 by and among the Founder, the Issuer and the Holder (as amended, supplemented or modified from time to time, the “Note Purchase Agreement”).  All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Note Purchase Agreement.  The Holder is entitled to the benefits of this Note and the Note Purchase Agreement, and subject to the terms and conditions set forth herein and therein, may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto.

SECTION 1
INTEREST

1.1                               Interest.  The Holder of this Note shall be entitled to simple interest (“Interest”) that accrues at eight percent (8%) per annum on the Principal Amount of this Note from the Note Issuance Date to the Initial Maturity Date.  Interest accrued is payable in cash by the Issuer in arrears on an annual basis within 120 days after the end of each calendar year starting from the end of 2018.  Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.  For the avoidance of doubt, no interest shall accrue on the Principal Amount of this Note from the first date following the Initial Maturity Date to the Final Maturity Date.

SECTION 2
REPAYMENT AND WAIVER

2.1                               Repayment and Purchase.  Unless the repayment of the Principal Amount of and all interest accrued but not yet paid on this Note is waived in accordance with the terms of Section 2.2, the Holder shall have the right to demand the repayment and purchase of this Note pursuant to the Securities Holders’ Agreement at any time from the Initial Maturity Date until and up to the Final Maturity Date (the “Put Right”).  This Note shall not be otherwise repaid by the Issuer.  Notwithstanding the foregoing and anything in this Note or the Securities Holders’ Agreement to the contrary, in the event the Investors fail to complete the First Closing pursuant to the SPA, the Issuer shall purchase the Note from the Holder by repaying the Principal Amount of this Note without paying any interest accrued but not yet paid on this Note, and the Note shall be deemed to have been repaid in full thereafter.

2.2                               Waiver of Repayment.  Repayment of the Principal Amount of and all interest accrued but not yet paid on this Note shall be, or shall be deemed to have been, irrevocably waived in full by the Holder, if at any time prior to the Initial Maturity Date, the total amount of cash returns realized by the Investors from the ATA Online Shares (including all dividends they receive on the ATA Online Shares and the proceeds they receive from the sale of the ATA Online Shares, including any PRC withholding tax paid by the buyer(s) of such sale) and all interest the Holder receives on this Note and any other note issued to the Holder pursuant to the Note Purchase Agreement is no less than US$130,000,000.  In addition, repayment of the Principal Amount of this Note shall be, or shall be deemed to have been, irrevocably waived in full by the Holder on the first date following the Final Maturity Date if the Holder fails to exercise the Put Right pursuant to the terms of the Securities Holders’ Agreement.

SECTION 3
COVENANTS

3.1                               Covenants.  The Issuer covenants to the Holder that, while any part of this Note is outstanding, the Issuer shall:

(a)                                 apply the Principal Amount towards the payment of all or any portion of the purchase price payable by the Founder or the Issuer under the SPA;

(b)                                 pay any amount due and payable under the Basic Documents pursuant to the terms therein and otherwise comply with the Basic Documents;

(c)                                  give written notice to the Holder of any Event of Default (as defined below) promptly upon, and in any event within three (3) Business Days, after the occurrence thereof;

(d)                                 execute and deliver, or cause to be executed and delivered, upon the request of the Holder and at the Issuer’s expense, such additional documents, instruments and agreements as the Holder may determine to be necessary to carry out the provisions of this Note and the other Basic Documents and the transactions and actions contemplated hereunder and thereunder; and

(e)                                  not issue, assume, incur, become subject to, guarantee, amend the terms of, or suffer to exist, any indebtedness or Encumbrance on its assets without the prior written consent of the Holder, other than the incurrence of the Debt Financing and Encumbrances created by the Founder and the Issuer pursuant to the terms of the Debt Financing.

3.2                               Other Corporate Actions.  .The Issuer shall not, and shall cause ATA Learning and any other Person through which the Founder holds Equity Securities in ATA Online (a “Founder Entity”) not to, without the prior written consent of the Holder, take any of the following actions, or take or omit to take any action that would have the effect of any of the following actions:

(a)                                 any capital expenditure;

(b)                                 any investment in, or acquisition or disposal of, assets or business or entities, in each case for an amount in excess of RMB5,000,000 individually or in the aggregate over any 12 consecutive months;

(c)                                  any issuance, recapitalization, repurchase or sale or transfer of Equity Securities;

(d)                                 any consolidation, reorganization, amalgamation or merger, with or into any Person, or any other corporate reorganization or scheme of arrangement with similar effect;

(e)                                  any incurrence of indebtedness or provision of guarantee in an amount exceeding RMB5,000,000 individually or in the aggregate over any 12 consecutive months, or any material amendment to the terms of indebtedness or guarantee, other than the incurrence of the Debt Financing, this Note or any other note issued pursuant to the Note Purchase Agreement;

(f)                                   commencement or approval of or consent to any liquidation, dissolution or winding up or filing of bankruptcy administration, preliminary administration or similar proceeding;

(g)                                  entry into any business other than the business currently conducted by them;

(h)                                 direct or indirect entry into or amendment to any transaction with a Related Person;

(i)                                     any declaration and/or payment of dividends or other distributions; and

(j)                                    any agreement or commitment to do any of the foregoing.

SECTION 4
EVENTS OF DEFAULT

4.1                               Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

(a)                                 the Issuer fails to pay any amount which is payable hereunder or under any other Basic Document, when due in accordance with the terms hereof or thereof;

(b)                                 the Founder or the Issuer, ATA Learning or any other Founder Entity breaches any material provision of any Basic Document;

(c)                                  the Second Closing or the Third Closing fails to complete pursuant to the SPA or the SPA is terminated;

(d)                                 a Change of Control of, or an Insolvency Event with respect to, ATA Online or a Founder Entity occurs without the prior written consent of the Holder;

(e)                                  the Founder, a Founder Entity or ATA Online defaults in making, or become unable to make, any payment of indebtedness (including any other note issued pursuant to the Note Purchase Agreement) on the scheduled or original due date thereof, or has commenced negotiation with one or more creditors so as to enter into any arrangement or to make any distribution to such creditors;

(f)                                   any event or condition occurs that results in the acceleration of the maturity of any indebtedness of ATA Online, the Founder or a Founder Entity, in a principal amount aggregating US$1,000,000 or more or enables the holder or holders of such aggregate indebtedness or any Person or Persons acting on such holder’s or holders’ behalf, with notice or lapse of time or both, to accelerate the maturity thereof;

(g)                                  any material obligation of the Founder or a Founder Entity under any Basic Document has become illegal, invalid, non-binding or unenforceable, or the Founder or a Founder Entity has taken any action to challenge the legality, validity and enforceability of any such obligation; or

(h)                                 there is a Material Adverse Change since the Note Issuance Date.

4.2                               Notice by the Issuer.  Upon the occurrence of an Event of Default, the Issuer shall give the Holder prompt notice of the occurrence of such Event of Default.

SECTION 5
REGISTRATION, TRANSFER AND TERMINATION OF NOTE

5.1                               Register.  The Issuer shall keep at its principal office a register in which the Issuer shall provide for the registration and transfer of this Note, in which the Issuer shall record the name and address of the Holder and the name and address of each permitted transferee and prior owner of this Note.  The Holder shall notify the Issuer of any change of name or address and promptly after receiving such notification the Issuer shall record such information in such register.

5.2                               Transfer.  This Note and all rights hereunder (or a portion thereof) may be transferred by the Holder in its sole discretion.  The Issuer shall complete any transfer of this Note with two (2) Business Days at the request of the Holder.  A transfer of this Note may be effected by a surrender hereof to the Issuer and the issuance by the Issuer of a new note or notes in replacement thereof, which shall be registered by the Issuer in accordance with Section 5.1 hereof once an executed copy of the replacement note has been executed by the transferee.

5.3                               Termination of Rights.  All rights under this Note shall terminate when the Notes have been repaid and purchased or waived in accordance with the terms of this Note and the Securities Holders’ Agreement.

SECTION 6
DEFINITIONS

6.1                               Definitions.  Unless otherwise defined below, capitalized terms used in this Note shall have the same meaning ascribed to them in the Note Purchase Agreement or the Securities Holders’ Agreement, as applicable:

“ATA Online Shares” means a total of 17.5% of the Equity Securities in ATA Online purchased directly and indirectly by the Investors pursuant to the terms of the SPA.

“Business Day” has the meaning ascribed to it in the Note Purchase Agreement.

“Basic Document” has the meaning ascribed to it in the Note Purchase Agreement.

“Change of Control” of any Person (the “Subject Person”) means the occurrence of a change in the Control of the Subject Person, pursuant to which a Person which does not have Control over the Subject Person immediately prior to such change acquires direct or indirect Control of the Subject Person.

“Control” has the meaning ascribed to it in the Note Purchase Agreement.

“Debt Financing” has the meaning ascribed to it in the SPA.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equity Securities” has the meaning ascribed to it in the Note Purchase Agreement.

“Event of Default” has the meaning set forth in Section 4.1.

“Final Maturity Date” means the second (2nd) anniversary of the Initial Maturity Date.

“First Closing” has the meaning ascribed to it in the SPA.

“Founder Entity” has the meaning set forth in Section 3.2.

“Guarantee” has the meaning ascribed to it in the Note Purchase Agreement.

“Holder” has the meaning set forth in Preamble.

“Hong Kong” or “HKSAR” has the meaning ascribed to it in the Note Purchase Agreement.

“Initial Maturity Date” means the fifth (5th) anniversary of the First Closing Date under the SPA or, if accelerated by the Holder and the Investors with a written notice to the Issuer, the date on which an Event of Default occurs.

“Insolvency Proceeding” means a case or proceeding under any law with respect to bankruptcy, insolvency or any other similar matters wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, liquidation or other similar Order.

“Insolvency Event” means with respect to any Person (the “Insolvency Party”), (a) the commencement by it of an Insolvency Proceeding with respect to itself or the consent by it to be subject to an Insolvency Proceeding commenced by another Person, (b) the commencement by another Person of an Insolvency Proceeding with respect to the Insolvency Party that remains undismissed for a period of thirty (30) consecutive days, (c) the making by the Insolvency Party of a general assignment for the benefit of its creditors, (d) the entry by a court having jurisdiction over the Insolvency Party or a substantial part of its property of an Order for relief under any law with respect to bankruptcy, insolvency or any other similar matters which remains undismissed for a period of thirty (30) consecutive days (i) adjudging the Insolvency Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Insolvency Party, (iii) appointing a receiver over the Insolvency Party or any substantial part of its assets and properties or (iv) otherwise ordering the winding up and liquidation of the Insolvency Party, (e) an event of default has been declared by a lender under any credit facility under which the Insolvency Party is a borrower, or (f) the occurrence of any event similar to the events described in clause (a), (b), (c), (d) or (e) under any law with respect to the Insolvency Party.

“Interest” has the meaning set forth in Section 1.1.

“Investors” means Delta Horizon Limited (新视野教育有限公司) and Alpha Metric Horizon Limited (新元教育有限公司) and their successors and assigns; and an “Investor” means either one of them.

“Long-stop Date” shall have the meaning defined in the SPA.

“Material Adverse Change” means, as applicable, (a) a material adverse change in the assets, properties, business, prospects, conditions (financial or otherwise), liabilities or results of operation of ATA Online or (b) any event or development that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the performance by the Issuer, the Founder or a Founder Entity of any of its obligations under this Note or any other Basic Document.

“Note Issuance Date” means the date of issuance of the Note.

“Order” means any writ, judgment, decision, opinion, decree, injunction, award, directive or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Second Closing” has the meaning ascribed to it in the SPA.

“Securities Holders’ Agreement” means the Securities Holders’ Agreement dated February 6, 2018 entered into by and among the Founder, the Issuer, Ningbo Meishan Bonded Port Area Maikaiwen Equity Investment Management Partnership (LP) (宁波梅山保税港区麦凯芠股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Zhenming Equity Investment Management Partnership (LP）(宁波梅山保税港区臻铭股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Xinyi Equity Investment Management Partnership (LP) (宁波梅山保税港区馨怡股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Qixin Equity Investment Management Partnership (LP) (宁波梅山保税港区启馨股权投资管理合伙企业(有限合伙)), the Investors, Zhongxiao (to join as a party upon the Third Closing), ATA Learning (to join as a party upon the Third Closing) and ATA Online (to join as a party upon the Third Closing).

“SPA” means the Share Purchase Agreement dated February 6, 2018 entered into by and among ATA Inc., ATA Testing Authority (Holdings) Limited, Xing Wei Institute (Hong Kong) Limited (行为工坊香港有限公司), ATA Learning, Ningbo Meishan Bonded Port Area Maikaiwen Equity Investment Management Partnership (LP) (宁波梅山保税港区麦凯芠股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Zhenming Equity Investment Management Partnership (LP）(宁波梅山保税港区臻铭股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Xinyi Equity Investment Management Partnership (LP) (宁波梅山保税港区馨怡股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Qixin Equity Investment Management Partnership (LP) (宁波梅山保税港区启馨股权投资管理合伙企业(有限合伙)), the Issuer, the Founder and the Investors.

“Third Closing” has the meaning ascribed to it in the SPA.

“Zhongxiao” means Zhongxiao Zhixing Education Technology (Beijing) Co., Ltd. (众效致行教育科技(北京)有限公司), a company incorporated under the laws of the PRC.

6.2                               Headings.  Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

SECTION 7
GOVERNING LAW; JURISDICTION

7.1                               Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the PRC, without regard to the principles of conflicts of law of any jurisdiction.

7.2                               Arbitration.

(a)                                 Any dispute or claim arising out of or in connection with or relating to this Note, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision), shall be submitted to, and finally resolved by arbitration by, CIETAC in Beijing, the PRC in accordance with the arbitration rules of CIETAC as are in force at the time of such dispute or claim being submitted to CIETAC and as may be amended by the rest of this Section 7.2.  For the purpose of such arbitration, there shall be three arbitrators (the “Arbitration Board”).  Each Party shall select one arbitrator.  Both selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The Chairman of CIETAC shall select the third arbitrator.  If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of CIETAC.

(b)                                 All arbitration proceedings shall be conducted in English. The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 7.1.  Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)                                  In order to preserve its rights and remedies, any Party shall be entitled to seek any order for the preservation of property, including any interim injunctive relief, in accordance with applicable law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the Arbitration Board.

(d)                                 Without prejudice to Section 10 of the Note Purchase Agreement, each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in Section 10 of the Note Purchase Agreement.  Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

(e)                                  The Parties agree to facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available documents, books, records and personnel under their control in accordance with the arbitration rules of CIETAC, (iii) conducting arbitration hearings to the greatest extent possible on successive business days and (iv) using their best efforts to observe the time periods established by the arbitration rules of CIETAC or by the Arbitration Board for the submission of evidence and briefs.

(f)                                   The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be allocated between each Party as the Arbitration Board deems equitable.

(g)                                  Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the Arbitration Board was given.

SECTION 8
MISCELLANEOUS

8.1                               Notices.  Any notice or communication provided for by this Note shall be in writing and shall be delivered in accordance with Section 10 in the Note Purchase Agreement.

8.2                               Payment.  Unless otherwise notified by the Holder, all payments required to be paid by the Issuer under this Note to the Holder shall be paid by wire transfer in United States Dollars in immediately available funds to a bank account notified by the Holder to the Issuer.

8.3                               Wavier. The Issuer waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.  The Issuer agrees that no omission or delay by the Holder in exercising any right under this Note shall operate as a waiver, and the single or partial exercise of any such right or rights shall not preclude any other further exercise of such right or rights.

8.4                               Amendment.  This Note may not be amended or modified except by a written agreement executed by the Issuer and the Holder.

8.5                               Language.  This Note is drawn up in the English language.  If this Note is translated into any language other than English, the English language text shall prevail.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officer or director thereunto duly authorized, on the date first above written.

New Beauty Holdings Limited
(新美控股有限公司)

By:
Name: Mr. Xiaofeng Ma
Title: Director

[Signature Page to Second Note]

AGREED AND ACCEPTED:

Crystal Magic Brands Limited

By:
Name: William Shang Wi Hsu
Title: Director

[Signature Page to Second Note]